Exhibit 16.1

[McGladrey Letterhead]

December 5, 2014

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

RE: DiVall Insured Income Properties 2, L.P.

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K of DiVall Insured Income Properties 2, L.P. dated December 5, 2014, and agree with the statements concerning our firm contained in Item 4.01(a) therein.

Very truly yours,

/s/ McGladrey LLP